EXHIBIT 10.110

[**] = information redacted pursuant to a confidential treatment request. Such omitted information has been filed separately with the Securities and Exchange Commission.

SETTLEMENT AGREEMENT

This Settlement Agreement is entered into as of this 1st day of April, 2004 (the “Effective Date”), by and between Sun Microsystems, Inc., a corporation organized and existing under the laws of the State of Delaware, and its subsidiaries (collectively, “Sun”), on the one hand, and Microsoft Corporation, a corporation organized and existing under the laws of the State of Washington, and its subsidiaries (collectively, “Microsoft”), on the other hand. Sun and Microsoft are each sometimes referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, Sun filed a Complaint on March 8, 2002, in the United States District Court for the Northern District of California, Civil Action No. C-02-01150 RMW (PVT), against Microsoft Corporation (the “US Action”);

WHEREAS, the US Action was transferred to the United States District Court for the District of Maryland pursuant to 28 U.S.C. § 1407 and Sun thereafter filed a First Amended Complaint on August 26, 2002, and a proposed Second Amended Complaint on November 10, 2003;

WHEREAS, Sun filed a complaint in December 1998 with the Commission of European Communities, No. COMP/C-3/37.345, against Microsoft Corporation, which has led to the issuance of three Statements of Objections by the European Commission in that and a related action, No. COMP/C-3/37.792 (the “EU Action”);

WHEREAS, Sun and Microsoft have determined that it is desirable to settle and resolve all claims asserted by each Party against the other Party in the US Action and to address all of Sun’s issues with respect to the EU Action and the Government Case;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which the Parties acknowledge, it is mutually agreed by and between the Parties as follows:

1. Definitions

“Affiliates” means persons or entities directly or indirectly (1) controlling a Party, (2) controlled by a Party, or (3) under common control with a Party, where control is defined as direct or indirect ownership of greater than fifty percent (50%) of equity interest therein.

“Agreement” means this Settlement Agreement.

“EU Action” means the proceedings pending against Microsoft instituted by the Commission of the European Communities, Competition DG, No. COMP/C-3/37.345 and No. COMP/C-3/37.792.

“Government Case” means United States v. Microsoft Corp., Civil Action No. 98-1232 (D.D.C.), and New York et al. v. Microsoft Corp., Civil Action No. 98-1233 (D.D.C.).

“Microsoft” means Microsoft Corporation and its Affiliates.

“Sun” means Sun Microsystems, Inc. and its Affiliates.

“US Action” means the action captioned Sun Microsystems, Inc. v. Microsoft Corp., Civil Action No. C-02-01150 RMW (PVT) (N.D. Cal.), filed in the United States District Court for the Northern District of California and now pending in the United States District Court for the District of Maryland under MDL Docket No. 1332.

2. Dismissal of the US Action and Resolution of Other Actions

(a) The Parties agree that within three business days after receipt of the payment provided for in Section 4 hereof, they shall file a stipulation in the form attached hereto as Exhibit A, dismissing all claims and counterclaims of the US Action with prejudice and without costs payable by either party pursuant to Rule 41(a)(1)(ii) of the Federal Rules of Civil Procedure.

(b) Sun agrees that upon receipt of the payment provided for in Section 4 hereof, Sun shall take no further steps to participate in the EU Action, including any participation in the appellate review of the EU Action before the Court of First Instance or European Court of Justice or any further review of the Action by the European Commission, unless requested to do so by Microsoft.

3. Release

(a) Sun hereby releases and discharges Microsoft, and all present and former directors, officers, employees, representatives, agents, attorneys or other legal representatives of Microsoft, of and from any and all claims, actions, causes of action, suits, rights, damages, liabilities and demands arising anywhere in the world that Sun ever had or may have in law or in equity, known or unknown, that:

(i) have been asserted by Sun in the US Action or could have been asserted by Sun in that Action based on the universe of facts alleged in or relating to it;

(ii) have been asserted by Sun in the EU Action,

(iii) are based on, or arise from, any of the actions or events described or discussed in the November 5, 1999 Findings of Fact (84 F. Supp. 2d 9) made by the United States District Court for the District of Columbia in the Government Case,

provided, however, that (i) this Section 3(a) shall not apply to patent infringement claims, including those claims covered by the Limited Patent Covenant and Stand-Still Agreement, executed by the Parties simultaneously with this Agreement and (ii) that nothing in this Agreement is intended to be interpreted to limit or foreclose Sun’s right to participate in and enjoy the benefits of Microsoft’s Settlement Agreement in the Government Case or the decision entered (or any settlement that might be later entered into) in the EU Action.

(b) Microsoft hereby releases and discharges Sun, and all present and former directors, officers, employees, representatives, agents, attorneys or other legal representatives of Sun, of and from any and all claims, actions, causes of action, suits, rights, damages, liabilities and demands arising anywhere in the world that Microsoft ever had, or now has, or may hereafter have in law or in equity, known or unknown, that have been asserted or could have been asserted by Microsoft in the US Action based on the universe of facts alleged in or relating to it; provided, however, that this Section 3(b) shall not apply to patent infringement claims, including those claims covered by the Limited Patent Covenant and Stand-Still Agreement, executed by the Parties simultaneously with this Agreement.

(c) In addition to the provisions of Section 3(a) and 4(b) above, each Party hereby waives and releases any and all defenses, rights and benefits that it may have or that may be derived from the provisions of applicable law that, absent such waiver, may limit the extent or effect of the release contained in Sections 3(a) and (b) above. Each Party also hereby warrants, represents and agrees that the claims released by Sections 3(a) and (b) above are not limited to facts, losses, claims or matters disclosed or known at the time of the Agreement. Without limiting the generality of the foregoing, each Party expressly waives any and all defenses, rights and benefits that it might otherwise have in relation to this release under or by virtue of the provisions of Section 1542 of the Civil Code of the State of California or any other similar provision of the statutory or common law of any other state or of the United States. Section 1542 of the California Civil Code reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

(d) Each Party hereby agrees that it will not submit any other complaint, formally or informally, to any government agency in any state or country arising from the claims, actions, causes of action, suits, rights, damages, liabilities or demands covered by Sections 3(a) and (b) above. Each Party also hereby agrees that it will not vote in favor of any such complaint in any trade association of which it is a member.

4. Cash Payment

On the five business day following the Effective Date, Microsoft will pay to Sun the amount of Seven Hundred Million US Dollars ($700,000,000) by wire transfer to:

Account Information:

Account Name: [**]

Account #: [**]

ABA #: [**]

Swift Address: [**]

Bank Name: [**]

Sun Payment Contact Information: Bradley Vollmer – Bradley.vollmer@sun.com

[**] = information redacted pursuant to a confidential treatment request. Such omitted information has been filed separately with the Securities and Exchange Commission.

5. Miscellaneous

a. This Agreement may not be changed, amended, modified, terminated, waived or discharged except in a writing by the Parties hereto.

b. This Agreement will be executed by both Parties on the Effective Date. This Agreement can be executed in counterparts that, taken together, will be effective as if they were a single document.

c. Notwithstanding any other provision of this Agreement, this Agreement is governed by the law of the State of New York, excluding choice of law principles.

d. Any dispute, disagreement or claim arising out of or relating in any way to this Agreement or the Parties’ obligations under this Agreement shall be resolved exclusively by binding confidential arbitration conducted in New York City in accordance with the CPR Rules for Non-Administered Arbitration in effect on the date of this Agreement, as well as the Federal Rules of Civil Procedure and Evidence, before a retired Federal judge agreed upon by the parties and if no agreement can be reached then as designated by the Chief Judge of the United States District Court for the Southern District of New York from among no more than two candidates proposed by each party. The parties shall keep confidential to the extent permitted by law the arbitration and its outcome.

e. Each individual signing this Agreement warrants and represents that he has the full authority and is duly authorized and empowered to execute this Agreement on behalf of the Party for which he signs.

f. The Parties agree to keep the terms and provisions of this Agreement confidential, except that they will agree on a press release announcing the execution of this Agreement and describing its material provisions, in a form attached hereto as Exhibit B. Nothing in this provision, however, shall prohibit disclosure of this Agreement to the Parties’ attorneys or accountants or prohibit such disclosure as may be required by law or by regulatory inquiry, judicial process or order.

g. The section headings used in this Agreement are intended for reference purposes only and shall not affect the interpretation of the Agreement.

h. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid or unenforceable, the remaining provisions shall remain in full force and effect. This Agreement has been negotiated by the Parties and their respective counsel and shall be interpreted fairly in accordance with its terms and without any strict construction in favor of or against either Party.

[THIS PAGE 5 IS INTENTIONALLY LEFT BLANK BY THE PARTIES]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

MICROSOFT CORPORATION		SUN MICROSYSTEMS, INC.

By	/s/ STEVEN A. BALLMER	By	/s/ MARK E. TOLLIVER
	Steven A. Ballmer		Mark E. Tolliver
Name	(print)	Name	(print)
Title	Chief Executive Officer	Title	Executive Vice President
Date	April 1, 2004	Date	April 1, 2004

SOLELY WITH RESPECT TO THE RELEASE GRANTED IN SECTION 3 OF THE AGREEMENT:

MICROSOFT CORPORATION		SUN MICROSYSTEMS, INC.

By	/s/ STEVEN A. BALLMER	By	/s/ MARK E. TOLLIVER
	Steven A. Ballmer		Mark E. Tolliver
Name	(print)	Name	(print)
Title	Chief Executive Officer	Title	Executive Vice President
Date	April 1, 2004	Date	April 1, 2004

EXHIBIT A

IN THE UNITED STATES DISTRICT COURT

FOR THE DISTRICT OF MARYLAND

IN RE MICROSOFT CORP. ANTITRUST LITIGATION This Document Relates To: Sun Microsystems, Inc. v. Microsoft Corporation, Civil Action No. JFM-02-2739	MDL Docket No. 1332 Hon. J. Frederick Motz ORDER FOR ENTRY OF JUDGMENT

The parties having executed the attached Settlement Agreement, dated April 1, 2004, in which they mutually consent to judgment as set forth below, and the Court having reviewed and approved said Agreement, it is hereby adjudged and ordered as follows:

1. Judgment shall enter herein dismissing with prejudice and without costs the Complaints, Counterclaims and any and all other claims asserted by the parties in this action.

IT IS SO ORDERED.

DATED: April    , 2004

The Honorable J. Frederick Motz
UNITED STATES DISTRICT COURT JUDGE